Mr. Michael McGuinness
36 Aldom Circle
West Caldwell, New Jersey 07006

Dear Michael:

Reference is made to the Employment Agreement dated as of July 7, 2006 by and between Manhattan Pharmaceuticals, Inc. (the “Company”) and you (the “Employment Agreement”).  Unless otherwise provided herein, capitalized terms shall have the meaning assigned thereto under the Employment Agreement.

This will confirm that, notwithstanding that Section 2 of the Employment Agreement required that the parties agree in writing to extend the Term in writing and that no such writing has occurred, the Term of the Employment Agreement has nonetheless been extended for Additional Terms by the parties.  Accordingly, the current Term of the Employment Agreement commenced on July 10, 2011 and will expire on July 9, 2012.

Notwithstanding the foregoing, this will confirm our agreement that the Term of the Employment Agreement will expire, and your employment with the Company will end, on the earlier of (i) the current Term (which expires July 9, 2012), unless the Company notifies you of its desire to extend the Term for an additional twelve months at least ninety (90) days prior to the expiration of the Term, (ii) the termination of your employment in accordance with Section 8 of the Employment Agreement, or (iii) the date on which the closing of the transaction referenced in the Letter of Intent dated November 23, 2011 between TG Therapeutics Inc. and the Company (the “LOI”) occurs (the “Closing”).

From the date hereof through the date of the termination of your employment, your Base Salary will be $285,000 per annum payable in semi-monthly payments of $11,875 each; provided, however, that $6,875 of each such semi-monthly payment (commencing with the payroll period ending November 30, 2011) will be withheld, accumulated and paid on the completion of a financing of an amount sufficient to exercise the License Option (as defined in the LOI).

Notwithstanding anything set forth in the Employment Agreement to the contrary, for purposes of Sections 9(c) and 9(d) of the Employment Agreement, instead of continuing to pay you your annualized Base Salary for a period of six (6) months, you will, in the event of a termination of your employment pursuant to the terms and conditions of Sections 9(c) or 9(d) of the Employment Agreement, be paid severance in the amount of $142,500 (i.e., six months’ Base Salary).    Payment of severance will be conditional upon you signing and not revoking a general release of claims and covenant not to sue.  In each case, as applicable, such severance amount will be paid to you in a six equal semi-monthly payments beginning with the first regular payday following the date on which your “separation from service” (within the meaning of Section 409A of the Internal revenue Code of 1986, as amended (the “Code”)) with the Company occurs.  Notwithstanding Sections 9(c) and 9(d) of the Employment Agreement, you will not, be provided with Fringe Benefits for any period following your termination of employment with the Company.

48 Wall Street, Suite 1100, New York, NY  10005 USA

You agree that following your termination of employment, you will provide up to 100 hours of consulting services through March 31, 2012 to the Company at no charge to the Company and that any consulting services in excess of 100 hours through March 31, 2012 and any consulting services rendered subsequent to March 31, 2012 will be performed pursuant to the Consulting Agreement attached herewith as Exhibit A (the “Consulting Agreement”).

Section 6(a) (regarding non-competition restrictions) shall not apply following the termination of your employment with the Company.

Except as modified by this letter, the Employment Agreement will remain in effect.  The provisions of Section 10 of the Employment Agreement shall apply to the Employment Agreement as amended by this letter.

To evidence your acceptance of, and agreement with, the terms set forth herein, please execute this letter where indicated below and return it to me at your earliest opportunity.

Regards,

Very truly yours,

TG Therapeutics, Inc.

By:	S:/ Michael S. Weiss
Name: Michael S. Weiss
Title: CEO, Executive Chairman & President

Opus Point Partners

By:	S:/ Michael S. Weiss
Name: Michael S. Weiss
Title: Manager

Manhattan Pharmaceuticals, Inc.

By:	S:/ Douglas Abel
Name: Douglas Abel
Title: Chairman of the Board of Directors

Agreed and accepted this 15th day

of December, 2011

S:/ Michael McGuinness

Michael McGuinness

48 Wall Street, Suite 1100, New York, NY  10005 USA